Exhibit 10.23

April 25, 2008

Mr. Geoff Sears

WAREHAM DEVELOPMENT

1120 Nye Street, Suite 40

San Rafael, CA 94901

Re:	Lease Between Emerystation Triangle, LLC and Amyris Biotechnologies,
Inc. for Space Located at 5850 Hollis Street, Emeryville, CA

Dear Geoff,

Reference is made to that certain Lease being executed concurrently herewith (the “Lease”) between Emerystation Triangle, LLC, as Landlord, and Amyris Biotechnologies, Inc., as Tenant, for certain space within the building located at 5850 Hollis Street, Emeryville, California, as more particularly described in the Lease (the “Premises”). Capitalized terms used in this letter agreement and not defined herein will have the meanings given to them in the Lease.

Landlord and Tenant hereby agree the Lease is amended as follows:

1.        In Section 2.2(a)(1) of the Lease, the three references to the date “April 21, 2008” are hereby deleted and replaced with the date “April 25, 2008”.

2.        Notwithstanding anything to the contrary set forth in the Lease, Landlord and Tenant hereby agree that the Premises will be delivered to Tenant in the following phases (and the Termination Agreement with the Current Premises Tenant to be delivered by Landlord to Tenant pursuant to Section 2.2(a)(1) of the Lease, as such Section 2.2(a)(1) has been amended by this letter agreement, shall reflect the following termination effective dates):

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Warehouse Portion of Premises: The PH Lease Termination Effective Date with respect to the warehouse portion of the Premises shall be no later than May 18, 2008. The Commencement Date of the Lease with respect to the warehouse portion of the Premises shall therefore be no later than May 19, 2008. The warehouse portion of the Premises shall be delivered by Landlord to Tenant in the condition required under Section 2.4 of the Lease, except that Landlord shall also be obligated to remove the storage racks from the warehouse portion of the Premises prior to delivery thereof by Landlord to Tenant.

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Office Portion of Premises: The PH Lease Termination Effective Date with respect to the office portion of the Premises (including the “dance studio” portion thereof) shall be no later than June 30, 2008. The Commencement Date of the Lease with respect to the office portion of the Premises shall therefore be no later than July 1, 2008. Landlord agrees to use commercially reasonable efforts to accelerate the PH Lease Termination Effective Date with respect to the office portion of the Premises but is under no obligation to effect a termination effective date earlier than June 30, 2008. The office portion of the Premises shall be delivered by Landlord to Tenant in the condition required under Section 2.4 of the Lease.

3.        Section 2.3 of the Lease (Failure to Give Possession) is hereby amended and restated in its entirety as follows:

“Landlord shall use commercially reasonable efforts to cause the Current Premises Tenant (i) to surrender the warehouse portion of the Premises by no later the PH Lease Termination Effective Date with respect to the warehouse portion of the Premises (i.e., May 18, 2008), and (ii) to surrender the office portion of the Premises (including the “dance studio” portion thereof) by no later than the PH Lease Termination Effective Date with respect to the office portion of the Premises (i.e., June 30, 2008). If Landlord shall be unable to give possession of the warehouse portion of the Premises by May 19, 2008 or the office portion of the Premises by July 1, 2008, by reason of the following: (i) the holding over or retention of possession by the Current Premises Tenant, or (ii) for any other reason beyond Landlord’s reasonable control, then Landlord shall not be subject to any liability for the failure to give possession on said applicable date and, except as otherwise set forth in Section 2.2(a) of this Lease (as amended by side letter) and this Section 2.3, no such failure to give possession on said applicable date shall affect the validity of this Lease or the obligations of the Tenant hereunder. Notwithstanding the foregoing, if the Current Premises Tenant fails to surrender possession of the warehouse portion of the Premises by May 18, 2008 or fails to surrender possession of the office portion of the Premises by June 30, 2008, in each such case Landlord, at its sole cost, shall use commercially reasonable efforts (including commencing eviction proceedings) to obtain possession of the applicable portion of the Premises as soon as possible. In addition, notwithstanding anything to the contrary in Section 2.2 of this Lease (as amended by side letter) or this Section 2.3, if for any reason the Commencement Date with respect to the entire Premises has not occurred on or before July 31, 2008, Tenant shall have the right to terminate this Lease for a period not exceeding fifteen (15) days after July 31, 2008, by delivering ten (10) days’ written notice to Landlord. In the event this Lease so terminates, (i) any monies or deposits previously paid or delivered by Tenant to Landlord shall be promptly returned to Tenant, (ii) neither party shall have any further obligations or liabilities hereunder, and (iii) Tenant shall restore the portion of the Premises, if any, that had been delivered by Landlord to Tenant as of such termination to its condition as of the date of delivery thereof by Landlord to Tenant (subject to reasonable wear and tear).”

4.        For purposes of Section 1.1(7), Section 1.1(8), the definition of “Operating Expenses” in Section 1.3, Section 4.1 and Section 21 of the Lease and Section 8.1(d) of the Workletter Agreement (Exhibit B to the Lease), the Commencement Date shall be deemed to be the Commencement Date of the Lease with respect to the warehouse portion of the Premises.

Except as set forth in this letter agreement, the Lease remains unmodified and in full force and effect.

By their signatures below, the parties are in agreement with the terms set forth above.

AGREED AND ACCEPTED:

EMERYSTATION TRIANGLE, LLC		AMYRIS BIOTECHNOLOGIES, INC.

By:	/s/ Richard K. Robbins	By:	/s/ Tamara L. Tompkins

Its:	Manager	Its:	Secretary & General Counsel

Date: April 25, 2008		Date: April 25, 2008

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